Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-194253) of Endo International plc of our report dated March 2, 2015 except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations discussed in Note 3, as to which the date is June 2, 2015 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Endo International plc’s Current Report on Form 8-K dated June 2, 2015.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
June 2, 2015